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                                                                    EXHIBIT 23.4

                [LETTERHEAD OF INTERNATIONAL DATA CORPORATION]


Maragaret Coyle
Credit Suisse First Boston Technology Group
2400 Hanover Street
Palo Alto, CA 94304


Dear Ms. Coyle,

Per our discussion, you have permission to use the following statistics as stated below:

  According to IDC the market for Internet commerce applications is expected to grow from $1.7 billion in 1999 to $13.2 billion in 2003.

  IDC estimates that the Internet commerce market is expected to grow from $111 billion to $1.3 trillion by 2003.

  In 1998, Customers using our products established over 5,500 new electronic commerce sites. According to IDC, this places us (Intershop) in the top three companies cited in the survey in terms of number of sites established.

The data for the above statistics can be found in the following reports:

  . IDC report entitled "Internet Commerce Software Applications Market Review and Forecast, 1998-2003"

  . IDC bulletin entitled "The State of the Internet Economy--Trends Forecast,
    1998-2003: Investments Will Fuel Commerce"


/s/ Alexa McCloughan
Alexa McCloughan
Sr. Vice President
March 6, 2000